NOTICE OF CHANGE OF AUDITOR
(National Instrument 51-102)

TO:

British Columbia Securities Commission

Alberta Securities Commission

BDO Dunwoody LLP
Smythe Ratcliffe LLP

DORATO RESOURCES INC. (the “Corporation”) hereby gives notice pursuant to National Instrument 51-102 – Continuous Disclosure Obligations (“National Instrument 51-102”) as follows:

1.

At the request of the Corporation, BDO Dunwoody LLP has resigned as auditor of the Corporation effective October 22, 2008 (the “Resignation Date”).

2.

The Board of Directors of the Corporation has approved the resignation of BDO Dunwoody LLP as auditor of the Corporation effective the Resignation Date.

3.

There were no reservations in the auditor’s reports on the Corporation’s financial statements for the period commencing at the beginning of the Corporation’s two most recently completed financial years and ending on the Resignation Date.

4.

The Audit Committee has recommended and the Board of Directors of the Corporation has approved the appointment of Smythe Ratcliffe LLP as auditor of the Corporation effective October 22, 2008.

5.

In the opinion of the Corporation, as at the date hereof, there have been no Reportable Events (as such term is defined in National Instrument 51-102) in connection with the audits for the period commencing at the beginning of the Corporation’s two most recently completed financial years and ending on the Resignation Date.

Dated at Vancouver, British Columbia this 22nd day of October, 2008.

DORATO RESOURCES INC.

“Anton Drescher”

Name:

Anton Drescher

Title:

Chief Executive Officer